EXHIBIT 10.10(a)

FIRST AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. RETIREMENT PLAN
(as amended and restated effective as of January 1, 2006, with certain other effective dates)

WHEREAS, pursuant to Section 9.1 of the Minerals Technologies Inc. Retirement Plan, as amended and restated effective as of January 1, 2006, with certain other effective dates (the "Plan"), Minerals Technologies Inc. reserves the right to amend the Plan by action of its Board of Directors and now wishes to do so by the following amendment.

NOW THEREFORE, the Plan is hereby amended, effective as of January 1, 2008, as follows:

1. Section 2.1(s) shall be amended to read as follows:

"'Disability Leave Status' shall mean the status of a Member who, for purposes of the Career Earnings Formula, has been determined to be Disabled and who has completed at least five years of Creditable Service (effective January 1, 2008, at least three years of Creditable Service) at the time his Disability began."

2. Section 2.1(ee) shall be amended to read as follows:

"'Normal Retirement Age' shall mean age 65 if the Employee commenced employment on or before July 31, 2002, or the later of the date the Employee attains age 65 or completes five years of Creditable Service (effective January 1, 2008, three years of Creditable Service), if the Employee commences employment on or after August 1, 2002."

3. The first sentence of Section 4.2(a) shall be amended to read as follows:

"A Member whose Severance from Service Date occurs after he has completed five or more Years of Creditable Service (effective January 1, 2008, three or more Years of Creditable Service) shall be entitled to receive a Retirement Benefit commencing at Normal Retirement Date calculated in accordance with Section 4.1, the monthly amount of which, if such benefit were paid in the form of a Single Life Annuity, shall be equal to the Member's Accrued Benefit at his Annuity Starting Date under the Career Earnings Formula and/or the Actuarial Equivalent of his Cash Balance Account at his Annuity Starting Date."

4. Section 4.2(b)(1) shall be amended to read as follows:

"Provisions Applicable to Accrued Benefits Attributable to the Cash Balance Formula. Subject to the provisions of Article 6, a Member whose Severance from Service Date occurs after he has completed five or more Years of Creditable Service (effective January 1, 2008, three or more Years of Creditable Service) shall be entitled to elect that the Retirement Benefit payable pursuant to the Cash Balance Formula, if any, commence on the first day of the month coincident with or following his Severance from Service Date up to his Normal Retirement Date."

5. The first sentence of Section 4.2(b)(2)(C) shall be amended to read as follows:

"A Member whose Severance From Service Date occurs on or after the date as of which the Member has completed five or more Years of Creditable Service (effective January 1, 2008, three or more Years of Creditable Service), but prior to the date as of which the Member satisfies the requirements of Sections 4.2(b)(2)(A) and (B), may elect to commence his Retirement Benefit as of the first day of any month prior to the Member's Normal Retirement Date on or after the Member has attained age 55."

6. The first sentence of Section 4.2(b)(2)(D) shall be amended to read as follows:

"The foregoing notwithstanding, the Retirement Benefit of a Member who has completed at least five Years of Creditable Service (effective January 1, 2008, at least three Years of Creditable Service) shall in no event be less than the Retirement Benefit to which the Member would have been entitled had his Severance from Service Date occurred on December 31, 1993, under the terms and conditions of the Plan as then in effect (the "1993 Annuity")."

7. The first sentence of Section 4.4(a) shall be amended to read as follows:

"Upon becoming Disabled, a Member who has completed at least five years of Creditable Service (effective January 1, 2008, at least three years of Creditable Service) will be eligible for Disability Leave Status."

8. The first sentence of Section 4.4(b) shall be amended to read as follows:

"If a Member who has completed at least five years of Creditable Service (effective January 1, 2008, at least three years of Creditable Service) and who is an Employee suffers a Disability prior to termination, and, for reasons thereof, the Member's status as an Employee ceases, then such Member shall continue to be credited with Annual Pay Credits and Interest Credits during the period of such Disability as described below and as provided in Section 4.1 as if the individual were still actively employed."

9. Section 6.3(b)(1) shall be amended to read as follows:

"With respect to a Retirement Benefit determined under the Career Earnings Formula, a Member may elect to receive his Retirement Benefit in the form of a lump sum payment; provided, however, that (A) the election to receive such lump sum payment must be made by the Member no later than the Member's Severance from Service Date (effective January 1, 2008, no later than the end of the second calendar month following the Member's Severance from Service Date), and (B) the Annuity Starting Date of such lump sum payment may not be deferred beyond the Annuity Starting Date next following or coincident with the Member's Severance from Service Date (effective January 1, 2008, the end of the second calendar month following the Member's Severance from Service Date). Such lump sum benefit shall be the Actuarial Equivalent of the Member's Accrued Benefit on the Member's Annuity Starting Date."

10. Section 6.3(d) of the Plan shall be amended to read as follows:

"Joint and Contingent Annuity Option. A Member may elect an annuity providing reduced equal monthly payments for his lifetime, with monthly payments to continue for the lifetime of his Beneficiary in an amount equal to 50% or 100% (effective January 1, 2008, 50%, 75%, or 100%) of the monthly amount payable during the Member's lifetime."

11. Section 6.3(e) shall be amended to read as follows:

"Level Income Option. If the Member's benefit is to commence prior to the Member's Normal Retirement Date, the Member may elect to convert the Retirement Benefit otherwise payable to him into a Retirement Benefit of an Actuarial Equivalent value of such amount so that with his expected Social Security benefit, he will receive, so far as possible, the same amount each year before and after such expected Social Security benefit commences. A Member whose Retirement Benefit commences before he reaches age 62 may elect the Level Income Option based on his Social Security benefit as of age 62 or his Social Security benefit as of age 65. A Member whose Retirement Benefit commences after he reaches age 62 may only elect the level income option based on his Social Security benefit as of age 65. Monthly payments shall terminate upon the death of the Member unless the Member elected the Level Income Option in conjunction with the Automatic Joint and Surviving Spouse Annuity or the Joint and Contingent Annuity Option described in Section 6.3(d), in which event payments shall continue pursuant to such election if the Member's Spouse or Beneficiary, as applicable, survives the Member. A Member may not elect the Level Income Option if the Member's monthly payments under the Level Income Option would be equal to zero following the Member's attainment of age 62 or age 65, as applicable, nor may a Member elect the Level Income Option in conjunction with a 75% Joint and Contingent Annuity Option described in Section 6.3(d)."

12. Section 6.8(b)(2)(B) is amended to read as follows:

"the Member's Beneficiary; and"

13. The first sentence of Section 7.1 is amended to read as follows:

"In the case of a Member who has no surviving Spouse and dies after having completed at least five Years of Creditable Service (effective January 1, 2008, at least three Years of Creditable Service) but prior to his Annuity Starting Date, his Retirement Benefit under the Cash Balance Formula shall be payable to his Beneficiary in a single lump-sum cash distribution as soon as practicable following the applicable date described in Section 7.2."

14. In Section 11.3(E), the phrase "five or more years of Creditable Service" shall be replaced with "five or more years of Creditable Service (effective January 1, 2008, three or more years of Creditable Service)," and the phrase "at least five years of Creditable Service" shall be replaced with "at least five years of Creditable Service (effective January 1, 2008, at least three years of Creditable Service)."

15. Section 13.5(a) shall be amended to read as follows:

"For each Plan Year for which the Plan is top-heavy, or is a member of a top-heavy group, the provisions of Section 4.2(a) shall be changed to provide for vesting of a Member's Accrued Benefit in accordance with the following schedule:

Completed Years of Creditable Service	Vested Percentage
Less than 2 years	0%
2 years but less than 3 years	40%
3 years or more	100%

Notwithstanding the foregoing, this subsection (a) shall not apply to the Accrued Benefit of any Member who is not credited with an Hour of Service while the Plan is top-heavy."

16. Section 13.5(b) shall be amended to read as follows:

"In a Plan Year in which the Plan is no longer top-heavy or a member of a top-heavy group, the vesting provisions contained in Section 4.2(a) shall be restored."

IN WITNESS WHEREOF, the Board of Directors of Minerals Technologies Inc. has authorized the undersigned to execute this amendment, on this 29th day of November, 2007.

MINERALS TECHNOLOGIES INC.

BY:	_/s/ Kirk Forrest_________________
Kirk Forrest
General Counsel

BY	/s/ Gordon Borteck______________
Gordon Borteck
Vice-President, Organization and Human Resources